Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - December 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield		18.58%
Less:	Coupon	0.62%
	Servicing Fee	1.50%
	Net Credit Losses	7.10%
Excess Spread :
	December-10	9.36%
	November-10	8.23%
	October-10	8.32%
Three Month Average Excess Spread		8.64%

Delinquency:
	30 to 59 Days	0.91%
	60 to 89 Days	0.76%
	90+ Days	1.98%
	Total	3.65%
Principal Payment Rate		21.46%